Exhibit 2.1

FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

30 June 2010

Recommended Increased Cash Offer

for

Scott Wilson Group plc

by

Universe Bidco Limited

a wholly owned subsidiary of URS Corporation

(to be implemented by way of a Scheme of Arrangement under Part 26 of the Companies Act 2006)

The boards of directors of Scott Wilson Group plc ("Scott Wilson") and URS Corporation ("URS") are pleased to announce that they have reached agreement on the terms of a recommended increased cash offer (the "Increased Offer") to be made by Universe Bidco Limited, for the entire issued and to be issued share capital of Scott Wilson. It is anticipated that the Increased Offer will be implemented by way of a scheme of arrangement.

Under the terms of the Increased Offer, Scheme Shareholders will receive 290 pence in cash for each Scott Wilson Share, valuing the entire issued and to be issued share capital of Scott Wilson at approximately £223 million. An improved loan note alternative (the "Improved Loan Note Alternative") will also be made available, further details of which are set out in paragraph 2 below.

The terms of the Increased Offer are otherwise as set out in the announcement by Universe Bidco on 28 June 2010 (the "Original Offer Announcement").

1.	The Increased Offer

The Increased Offer is to be made by Universe Bidco Limited ("Universe Bidco"), a wholly owned subsidiary of URS.

Details of the terms of the original Offer were set out in the Original Offer Announcement.

Terms used but not defined in this announcement shall have the meanings given to them in the Original Offer Announcement.

The Increased Offer price of 290 pence per Scott Wilson Share represents a premium of:

▪	approximately 18 per cent. to the unrecommended offer of 245 pence per Scott Wilson Share announced by CH2M Hill Star Holdings Limited on 28 June 2010;

▪
approximately 233 per cent. to the Closing Price of 87.0 pence per Scott Wilson Share on 4 June 2010, being the last Business Day before Scott Wilson entered into an offer period as defined by the City Code;

▪	approximately 218 per cent. to the average Closing Price of 91.3 pence per Scott Wilson Share over the three month period ended 4 June 2010;

▪	approximately 208 per cent. to the average Closing Price of 94.1 pence per Scott Wilson Share over the twelve month period ended 4 June 2010; and

▪	approximately 11 per cent. to the Closing Price of 261 pence per Scott Wilson Share on 30 June 2010 being the last Business Day prior to this announcement.

In addition, URS notes that the Inducement Fee Letter entered into with Scott Wilson remains in full force and effect and provides URS with certain matching rights, as more fully described in the Original Offer Announcement.

Commenting on the Increased Offer, Geoff French, Chairman of Scott Wilson, said:

"The board is reaffirming its recommendation of URS's Increased Offer because it believes that it represents a compelling proposition for Scott Wilson's shareholders, customers and employees.

"The board of Scott Wilson considers that the Increased Offer, at a price of 290 pence per Scott Wilson Share in cash, provides a compelling opportunity for Scott Wilson Shareholders to realise a significant premium in cash, and reflects the underlying value of Scott Wilson.

Commenting on the Increased Offer, Martin Koffel, Chairman and Chief Executive Officer of URS, said:

"We are pleased to have reached agreement with the Scott Wilson board on an increased offer for the Company. We continue to believe that the combination of URS and Scott Wilson will create a global business with the financial resources to invest in further growth for the benefit of the enlarged group’s clients and employees."

2.	Improved Loan Note Alternative

As an alternative to all or some of the cash consideration of 290 pence per Scott Wilson Share and subject to certain terms and conditions as will be set out in the Scheme Document, Scheme Shareholders (other than Restricted Overseas Persons) who validly accept the Increased Offer will be able to elect to receive Loan Notes issued by Universe Bidco on the following basis:

for each £1 of cash consideration, £1 nominal value of Loan Notes

The Loan Notes will be issued by Universe Bidco, credited as fully paid, in amounts and integral multiples of £1 and the balance of any entitlement that is not a whole multiple of £1 will be disregarded, and not issued.

The Loan Notes will bear interest, payable semi-annually in arrears, at 0.25 per cent. below six months sterling LIBOR.  The Loan Notes will be redeemable at par (together with accrued interest) at the option of the holders, in whole or in part, on interest payment dates falling at least six months after the date of issue.  Any Loan Notes outstanding on the first interest payment date falling five years after the date of issue will be redeemed at par (together with any accrued interest) on that date.  Universe Bidco reserves the right not to issue any Loan Notes if valid elections are received for less than £3 million nominal amount, in aggregate. Universe Bidco shall be entitled to redeem all (but not some) of the outstanding Loan Notes on not less than 30 days written notice if, at any time, the aggregate amount of the Loan Notes outstanding is less than £1.5 million, provided that all of the Loan Notes so redeemed have been in issue for more than six months. The maximum nominal amount of the Loan Notes shall be £30 million, in aggregate. In the event that Loan Note elections are received in excess of such nominal amount, Universe Bidco shall scale back allocations of the Loan Notes pro rata (rounding down any fractions to the nearest whole number) and any election will only be valid in respect of the scaled back number of Scheme Shares.  The obligations of Universe Bidco under the Loan Notes will be backed by either a guarantee from URS or cash collateralisation by way of a cash escrow account.  Further details of the Improved Loan Note Alternative will be set out in the Scheme Document.

Universe Bidco may purchase any Loan Notes which have been in issue for more than six months at a price by tender available to all holders of Loan Notes alike, or otherwise by agreement with any holders of Loan Notes.

Universe Bidco has not registered and does not intend to register any of the Loan Notes under the Securities Act.  The Loan Notes will not be offered or sold to the public in the United States and Restricted Overseas Persons will not be able to elect for the Loan Note Alternative. The Loan Notes may not be offered, sold, resold, delivered or otherwise transferred in the United States absent registration under the Securities Act or an exemption therefrom.

3.	Recommendation

The directors of Scott Wilson, who have been so advised by Greenhill and Brewin Dolphin, consider the terms of the Increased Offer to be fair and reasonable.  In providing their advice to the directors of Scott Wilson, Greenhill and Brewin Dolphin have each taken into account the commercial assessments of the directors of Scott Wilson.

Accordingly, the directors of Scott Wilson intend unanimously to recommend that Scott Wilson Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting, as those directors that hold Scott Wilson Shares have irrevocably undertaken to do in respect of their entire beneficial holdings of  Scott Wilson Shares (representing approximately 2.04 per cent. of the existing issued share capital of Scott Wilson).

4.	Irrevocable undertakings

URS has received irrevocable undertakings from all of the directors of Scott Wilson who hold Scott Wilson Shares in respect of their entire beneficial holdings of Scott Wilson Shares and those of their family members (amounting to, in aggregate, 1,499,281 Scott Wilson Shares, representing approximately 2.04 per cent. of the existing issued share capital of Scott Wilson):

to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and

if the Increased Offer is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by URS.

The irrevocable undertakings shall each lapse, amongst other things, if:

URS announces that it does not intend to proceed with the Scheme or make a Takeover Offer (as applicable) and no new, revised or replacement Scheme or Takeover Offer is announced in accordance with Rule 2.5 of the City Code at the same time; or

the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.5 of the City Code, in its place or is announced, in accordance with Rule 2.5 of the City Code, at the same time.

5.	Financing the Increased Offer

URS will finance the Increased Offer from its existing cash resources.

As required by the City Code, DC Advisory Partners, as financial adviser to URS, confirms that it is satisfied that sufficient financial resources are available to Universe Bidco to enable it to satisfy in full the cash consideration payable under the Increased Offer.

6.	Structure of the Increased Offer

It is intended that the Increased Offer will be implemented by Universe Bidco, a wholly-owned subsidiary of URS and effected by way of a court-sanctioned scheme of arrangement between Scott Wilson and the Scheme Shareholders under Part 26 of the 2006 Act.  The procedure involves, amongst other things, an application by Scott Wilson to the Court to sanction the Scheme and to confirm the cancellation of all the Scheme Shares, in consideration for which the Scheme Shareholders will receive cash on the basis set out in paragraph 1 above.  The cancellation of the Scheme Shares and the subsequent issue of new Scott Wilson Shares to Universe Bidco provided for in the Scheme will result in Scott Wilson becoming a wholly-owned subsidiary of URS.

The Increased Offer and the implementation of the Scheme will be subject to the Conditions set out in the Original Offer Announcement and the full terms and conditions to be set out in the Scheme Document.  To become effective, the Scheme will require, amongst other things, the following events to occur on or before 29 October 2010 or such later date as URS and Scott Wilson agree:

▪
the Scheme being approved by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof) representing three-quarters or more in value of the Scheme Shares voted;

▪
the Special Resolution in connection with and required to implement the Scheme (including appropriate amendments to the articles of association of Scott Wilson) being duly passed by Scott Wilson Shareholders representing not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof); and

▪
the Court sanctioning the Scheme (with or without modification, on terms agreed by URS and Scott Wilson) and confirming the associated Capital Reduction and office copies of the Court Orders and the Statement of Capital being delivered to the Registrar of Companies.

Upon the Scheme becoming effective:

▪
it will be binding on all Scott Wilson Shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and

▪	share certificates in respect of the Scott Wilson Shares will cease to be valid and entitlements to Scott Wilson Shares held within the CREST system will be cancelled.

If the Scheme does not become effective on or before 29 October 2010, it will lapse and the Increased Offer will not proceed (unless the Panel otherwise consents).

The Scheme Document containing details of the Scheme and notices of the Court Meeting and the General Meeting, together with the forms of proxy, will be posted to Scott Wilson Shareholders, and, for information only, to participants in the Scott Wilson Employee Share Schemes as soon as practicable (and, in any event within 28 days of this announcement, unless otherwise agreed with the Panel).  It is expected that the Court Meeting and the General Meeting to approve the Increased Offer will be held on or about 30 July 2010.  Subject to approval of the Scott Wilson Shareholders and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective on or around 10 September 2010.

Universe Bidco may elect, with the Panel's consent if required, to implement the Increased Offer by way of a Takeover Offer.  In this event, that Takeover Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments.

The directors of Scott Wilson have confirmed that, in the event that the Increased Offer is implemented by way of a Takeover Offer, they will recommend, subject to their fiduciary and statutory duties, on a unanimous and unqualified basis, that Scott Wilson Shareholders accept the Increased Offer.  They have also irrevocably undertaken to accept any Takeover Offer made by URS in respect of their entire beneficial holdings of Scott Wilson Shares and those of their family members (representing approximately 2.04 per cent. of Scott Wilson's existing issued share capital).

7.	Disclosure of interests in Scott Wilson

Except for the irrevocable undertakings referred to in paragraph 4 above, as at 30 June 2010 (the latest practicable date prior to the date of this announcement), neither URS, nor any of the directors of URS or any member of the URS Group, nor, so far as the directors of URS are aware, any person acting in concert with URS for the purposes of the Increased Offer has any interest in, right to subscribe for, or has borrowed or lent any Scott Wilson Shares or securities convertible or exchangeable into Scott Wilson Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the prices of securities) or right to subscribe for or purchase the same or hold any options (including traded options) in respect of or has any right to acquire any Scott Wilson Shares or derivatives that have reference to Scott Wilson Shares ("Scott Wilson Securities"), nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery in relation to Scott Wilson Securities.

For these purposes, "arrangement" includes any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to Scott Wilson Securities which may be an inducement to deal or refrain from dealing in such securities.  In the interests of secrecy prior to this announcement, URS has not made any enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with them for the purposes of the Scheme.  Enquiries of such parties will be made as soon as practicable following the date of this announcement and any material disclosure in respect of such parties will be included in the Scheme Document.

8.	Scott Wilson issued share capital

In accordance with Rule 2.10 of the Code, Scott Wilson confirms that it has 73,595,034 Scott Wilson Shares in issue.  The International Securities Identification Number for Scott Wilson Shares is GB00B0WM2V87.

9.	General

The Increased Offer will comply with, and the Scheme will be subject to, the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange and the City Code.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales and the Conditions and further terms set out in Appendix I to the Original Offer Announcement and to the full terms and Conditions to be set out in the Scheme Document.

Appendix I to this announcement contains the bases and sources of certain information contained in this announcement.  Appendix II to this announcement provides details of the irrevocable undertakings received by URS.

In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites:  www.urscorp.com and www.scottwilson.com.

Enquiries:

URS

Tom Hicks                                   +44 (0) 20 7638 9571

DC Advisory Partners (lead financial adviser to URS)

Andrew Cunningham                +44 (0) 20 7856 0903
Sam Barnett                                 +44 (0) 20 7856 0921

Citi (financial adviser and broker to URS)

Dimitrios Georgiou                     +44 (0) 20 7986 7535
Simon Alexander                        +44 (0) 20 7986 0963

Citigate (public relations adviser to URS)

Toby Mountford                        +44 (0) 20 7638 9571
Patrick Donovan                         +44 (0) 20 7638 9571
Grant Ringshaw                          +44 (0) 20 7638 9571

Scott Wilson

Geoff French                               +44 (0) 1256 310 200
Hugh Blackwood                       +44 (0) 1256 310 200

Greenhill (financial adviser to Scott Wilson)

David Wyles                               +44 (0) 20 7198 7400
Ben Loomes                                +44 (0) 20 7198 7400

Brewin Dolphin (financial adviser and corporate broker to Scott Wilson)

Sandy Fraser                               +44 (0) 20 7248 4400

Richard Jones                             +44 (0) 20 7248 4400

Financial Dynamics (public relations adviser to Scott Wilson)

Charles Armitstead                    +44 (0) 20 7831 3113

Further Information

This announcement is not intended to, and does not, constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Increased Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law.  Any vote in respect of the Scheme or other response in relation to the Increased Offer should be made only on the basis of the information in the Scheme Document or any document by which the Increased Offer is made.  Scott Wilson will prepare the Scheme Document to be distributed to Scott Wilson Shareholders.  Scott Wilson and URS urge Scott Wilson Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Increased Offer.  Scott Wilson Shareholders may obtain a free copy of the Scheme Document, when it becomes available, from Scott Wilson's registered office or Greenhill or Brewin Dolphin.

Whether or not certain Scott Wilson Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective those Scott Wilson Shares will be cancelled pursuant to the Scheme in return for the payment of 290  pence in cash per Scott Wilson Share.

DC Advisory Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for URS and no one else in connection with the Increased Offer and this announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of DC Advisory Partners or for providing advice in connection with the Increased Offer nor any matter referred to herein.

Citi, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as a financial adviser to URS and no one else in connection with the Increased Offer and this announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of Citi nor for providing advice in connection with the Increased Offer or any matter referred to herein.

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Scott Wilson and no one else in connection with the Increased Offer and this announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Greenhill or for providing advice in connection with the Increased Offer or any matter referred to herein.

Brewin Dolphin, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Scott Wilson and no one else in connection with the Increased Offer and this announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Brewin Dolphin or for providing advice in connection with the Increased Offer or any matter referred to herein.

Overseas Jurisdictions

The availability of the Increased Offer to Scott Wilson Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.  Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements.  Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction.  To the fullest extent permitted by applicable law, the companies involved in the Increased Offer disclaim any responsibility or liability for the violation of such restrictions by any person.  This announcement has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Warning

The contents of this announcement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Increased Offer. If you are in any doubt about any of the contents of this announcement, you should obtain independent professional advice.

The Increased Offer will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.  Accordingly, copies of this announcement and formal documentation relating to the Increased Offer will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Notice to US investors

US holders should note that the Increased Offer relates to the shares of a UK company, is subject to UK disclosure requirements (which are different from those of the United States) and is proposed to be made by means of a scheme of arrangement provided for under English law.  A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Exchange Act.  Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements of the United States tender offer rules.  Financial information included in this announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  If URS exercises its right to implement the Increased Offer by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable United States laws and regulations.

The receipt of cash pursuant to the Increased Offer by a US holder as consideration for the cancellation of his Scott Wilson Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws.  Each Scott Wilson Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Increased Offer applicable to him.

These written materials are not an offer of securities for sale in the United States.  Securities may not be offered or sold in the United States absent registration under the Securities Act or an exemption therefrom.  Universe Bidco has not registered and does not intend to register any of the Loan Notes under the Securities Act.  The Loan Notes will not be offered or sold to the public in the United States and Restricted Overseas Persons will not be able to elect for the Loan Note Alternative.

It may be difficult for US holders to enforce their rights and claims arising out of United States federal securities laws, since Universe Bidco is located outside the United States, and some or all of its officers and directors may be residents of countries other than the United States.  US holders may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws.  Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court's judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Universe Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Scott Wilson Shares outside of the United States, other than pursuant to the Increased Offer, until the date on which the Increased Offer and/or Scheme becomes effective, lapses or is otherwise withdrawn.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at:

http://www.londonstockexchange.com/prices-and-news /pricesnews/home.htm.

Forward-Looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Increased Offer, and other information published by URS and Scott Wilson contain statements that are or may be deemed to be "forward-looking statements", including for the purposes of the US Private Securities Litigation Reform Act of 1995.  These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of URS and Scott Wilson about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements.  The forward-looking statements contained herein include statements about the expected effects of the Increased Offer on Scott Wilson, URS, the expected timing and scope of the Increased Offer, synergies, other strategic options and all other statements in this announcement other than historical facts.  Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as "targets", "plans", "aims", "intends", "expects", "anticipates", "believes", "estimates", "will", "may", "budget", "forecasts" and "should" and words of similar import.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of URS or Scott Wilson.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the satisfaction of the Conditions to the Increased Offer, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers' strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes.  Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.  Investors should not place undue reliance on any forward-looking statements and neither URS nor Scott Wilson, nor any of their respective advisers, associates, directors or officers undertakes any obligation to update publicly, express by disclaimer or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this announcement will actually occur.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

APPENDIX I

BASES AND SOURCES AND OTHER INFORMATION

The value attributed to the entire issued and to be issued share capital of Scott Wilson is based upon the aggregate of (i) that number of Scott Wilson Shares in issue as at close of business on 29 June 2010, being 73,595,034; and (ii) an additional 3,443,810 Scott Wilson Shares issuable on the exercise of share options (including those options relating to the Scott Wilson Long Term Incentive Plan) and certain deferred consideration shares issuable in respect of the acquisition of Roscoe Postle Associates, Inc. as at 29 June 2010.

All prices for Scott Wilson Shares have been derived from the Daily Official List and represent the Closing Price on the relevant date (sourced from FactSet).

APPENDIX II

DETAILS OF DIRECTORS' IRREVOCABLE UNDERTAKINGS

The following directors of Scott Wilson have given irrevocable undertakings (i) to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and (ii) if the Increased Offer is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by URS:

Name	Number of Scott Wilson Shares1	Per cent. of Scott Wilson's Issued Share Capital
Geoffrey French	736,923	1.00 per cent.
Hugh Blackwood	696,358	0.95 per cent.
Sean Cummins	10,000	0.01 per cent.
Christopher Kemball	36,000	0.05 per cent.
James Newman	20,000	0.03 per cent.
Total	1,499,281	2.04 per cent.

1 This number includes the number of Scott Wilson Shares held by family members of the relevant director to which the irrevocable undertaking also relates.